ANTON & CHIA           CERTIFIED PUBLIC ACCOUTANTS






August 22, 2012


Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:


We were previously principal accountants for Xtreme Healthcare Corporation and, under the date of March 28, 2012, we reported on the financial statements of Xtreme Healthcare Corporation as of and for the years ended December 31, 2011 and 2010. On June 30, 2012, we were dismissed. We have read Xtreme Healthcare Corporation's statements included under Item 4.01 of its Form 8-K/A dated August 22, 2012 and we agree with such statements, except that we are not in a position to agree or disagree with the information under Item 4.01(b), we are not in a position to agree or disagree with Xtreme Healthcare Corporation's stated reason for changing principal accountants, and we are not in a position to agree or disagree with Xtreme Healthcare Corporation's statement that the change was recommended by the board of directors.


Very truly yours,


/s/ Anton & Chia, LLP
Newport Beach, California